Gulf Resources announces a partnership with the People’s Government of Daying County in Sichuan Province for the exploration and development of natural gas and brine resources.

SHOUGUANG, China, November. 30, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company" or "GURE"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the company’s wholly owned subsidiary Shouguang City Haoyuan Chemical Company Limited(“SCHC”) has entered into an agreement with the People’s Government of Daying County in Sichuan Province for the exploration and development of natural gas and brine resources (including bromine and crude salt).

Mr. Xiaobin Liu, the CEO of Gulf Resources stated, “We are very pleased to have reached this agreement with the government of Daying County. We believe there are substantial resources of natural gas and brine in Sichuan. With the support of the government of Daying County, we believe we should be able to build a strong new business in natural gas and brine in Sichuan that could potentially transform our company.”

“We have talked in the past about our goal of becoming a large and very profitable company and greatly enhancing shareholder value,” Mr. Liu continued. “We believe this agreement is a significant step in this process. If we can develop major natural gas and brine resources in Sichuan, we can find a sure path to a significantly higher stock price.”

Because of the size, scope, and potentially transformative nature of this agreement, Gulf Resources would like to review a number of issues and answer questions that investors might have.

•	What Are the Opportunities In Daying County?

Gulf has been conducting exploration projects in Daying County since 2011. It discovered that the bromine concentration in the underground brine water resources was 6-7 times higher than those in Shandong Province. Then, in beginning of 2015, Gulf discovered natural gas at its original brine well. The Company subsequently hired a third party (a subsidiary of Sinopec) to conduct of survey of this well. The survey and geographic studies indicated rich natural gas resources under the well. Based on the assessment report, the Company estimates this well should produce annual revenue of approximately US$4.7 million and annual net income approximately US$2.3 million per year. In 2014, Sinopec Petroleum made the largest natural gas discovery in Chinese history (440 billion cubic meters) in Anyue and Tongnan counties, which are adjacent to Daying. However, to date, there has been limited activity in Daying County. Gulf believes that Daying County has rich natural gas and brine resources.

•	What are the terms of the Agreement?

Under the terms of this agreement, SCHC will invest up to RMB 1.1 billion (Approximately $172 million) for deep processing of brine well resources and the comprehensive utilization of associated natural gas under brine well. This money will be spent for drilling, extraction, and production of natural gas, storage depots, pumping stations, trucks and other transportation equipment, roads, workers’ housing, and other related expenditures. SCHC will have the responsibility for exploration, drilling, production, and etc. It will have to meet environmental assessment and safety regulations.

The government of Daying County will appoint one county level leader and one project secretary department to work with SCHC to obtain exploration and mining licenses, support SCHC’s technology improvement and capacity expansion, provide SCHC with appropriate incentives, assist SCHC with obtaining project approval, environment impact and safety assessments, provide SCHC with access to water and electricity at standard rates, and assist SCHC in obtaining permits from provincial and national authorities and the project funds at all levels of the governments including the national, provincial and municipal levels.

The full terms of the agreement will be filed as an 8-K and will be available at WWW.SEC.GOV.

•	Is SCHC required to invest all of the RMB1.1 billion

This investment is a commitment from SHC. It is not a requirement. Actual expenditures will depend on the results of the drilling on a step-by-step basis, as well as on further approvals from provincial and national government authorities. SCHC will not continue to invest money in this project if the wells do not perform to expectations.

•	Will SCHC have exclusivity in this area?

There is no exclusivity in this area. However, SCHC believes it has two advantages. It has a strong relationship with the Daying County government that is anxious to develop all its resources. It has applied for drilling licenses for multiple products (brine and natural gas), and it has the commitment of the government to assist with this project.

•	Who has authority to grant permission to drill additional wells?

County, provincial, and national governments are all involved in granting permission to drill additional wells. This agreement is only with the county government of Daying County. The Sichuan Province government or the national government could ultimately reject future permissions or give permission to other parties. However, the agreement between SCHC and the county government insures SCHC will have a strong ally. The county government has assured SCHC that it will serve as an advocate to the Provincial and National governments to help SCHC receives the necessary permits.

•	How many wells can SCHC drill?

Based on the agreement with Daying County as well as the expected costs of drilling the wells and providing the additional needed infrastructure, SCHC estimates it should be able to drill between 15 to 20 wells in the initial stages. However, SCHC believes that ultimately the number could be significantly higher.

•	When will production commence?

SCHC will begin trial production on its first well in the very near future. It will also commence the process of applying for more drilling permits if the trial production performance is good.

•	How will the company finance this exploration?

The Company can finance this exploration from existing cash and free cash flow. At the end of the September 2015 quarter, Gulf had cash on hand of approximately $121 million. The strong cash flow from operations in the past 12 months has generated approximately $49 million. This will give Gulf sufficient resources to complete this project.

•	How much could Gulf earn from natural gas?

This is a far too complex question to answer at the present time. However, based on the results of the first test well, Gulf estimates it could produce net income of $2.3 million per year. Since drilling costs of potential future wells should be lower, this project could produce substantial returns if the natural gas in other locations is consistent with that in the test well.

•	How has Gulf’s balance sheet impacted this Agreement?

The cash on Gulf’s balance sheet was a critical component of its ability to secure this agreement with Daying County. The officials in the county carefully analyzed Gulf’s balance sheet and cash flow before entering into the agreement. The county officials wanted to be certain that Gulf had the resources to complete the project if the wells produced desired results.

Gulf is aware that shareholders have wanted it to declare cash dividends or buy back stock, because the shareholders and Gulf’s management both believe the stock is highly undervalued. However, management felt that securing this agreement from Daying County was essential to the long-term growth of the Company.

•	What is Gulf’s Long-Term Financial Plan?

If this project proves successful, Gulf will consider many alternatives. These could include among others: selling the natural gas business, spinning it off as a separate public company in China or Hong Kong, or considering a listing on another exchange. Gulf believes it is premature to consider these alternatives.

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI") and Shouguang City Rongyuan Chemical Co., Ltd. (SCRC). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. And SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

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